SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 13G/A

(RULE 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES
13d-1(b), (c) and (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2

(Amendment No. ____2____)1

ACTIONS SEMICONDUCTOR CO., LTD
(Name of Issuer)
AMERICAN DEPOSITARY SHARES2
(Title of Class of Securities)
00507E107
(CUSIP Number)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

     ☐ Rule 13d-1(b)

     ☑ Rule 13d-1(c)

     ☐ Rule 13d-1(d)

1 The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

2 Each American Depositary Shares represents 6 ordinary shares, par value US$0.000001 per share..

The information required in the remainder of this cover shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G		Forms

CUSIP No.	00507E107	13G	Page	2	of	9	Pages

1.	NAME OF REPORTING PERSONS I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) TETRAD VENTURES PTE LTD

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Singapore

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		NONE

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER

		NONE

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12.	TYPE OF REPORTING PERSON*

	OO
*SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G		Forms

CUSIP No.	00507E107	13G	Page	3	of	9	Pages

1.	NAME OF REPORTING PERSONS I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) GIC Special Investments Pte Ltd (None)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Singapore

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		NONE

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER

		NONE

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12.	TYPE OF REPORTING PERSON*

	OO
*SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G		Forms

CUSIP No.	00507E107	13G	Page	4	of	9	Pages

1.	NAME OF REPORTING PERSONS I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Government of Singapore Investment Corporation Pte Ltd (None)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Singapore

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		NONE

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER

		NONE

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12.	TYPE OF REPORTING PERSON*

	OO
*SEE INSTRUCTIONS BEFORE FILING OUT!

Schedule 13G		Forms

CUSIP No.	00507E107	13G	Page	5	of	9	Pages

1.	NAME OF REPORTING PERSONS I.R.S IDENTIFICATION NO. OF ABOVE PERSONS (ENTITIES ONLY) Government of Singapore (None)

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
	(a) ☐
	(b) ☑

3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION

	Singapore

	5.	SOLE VOTING POWER

NUMBER OF		0

SHARES	6.	SHARED VOTING POWER
BENEFICIALLY
OWNED BY		NONE

EACH	7.	SOLE DISPOSITIVE POWER
REPORTING
PERSON		0

WITH	8.	SHARED DISPOSITIVE POWER

		NONE

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

	0

10.	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

	☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

	0%

12.	TYPE OF REPORTING PERSON*

	OO
*SEE INSTRUCTIONS BEFORE FILING OUT!

Item 1(a). Name of Issuer
     ACTIONS SEMICONDUCTOR CO., LTD
Item 1(b). Address of Issuers’ Principal Executive Offices
15-1, No.1, HIT Road, Tangjia, Zhuhai,
Guangdong, 519085
The People’s Republic of China
Item 2(a). Name of Person Filing
I	Tetrad Ventures Pte Ltd

II	GIC Special Investments Pte Ltd

III	Government of Singapore Investment Corporation Pte Ltd

IV	Government of Singapore
Item 2(b). Address of Principal Business Office

I,II, & III	168 Robinson Road
#37-01 Capital Tower
Singapore 068912

IV c/o	Government of Singapore Investment Corporation Pte Ltd
168 Robinson Road
#37-01 Capital Tower
Singapore 068912
Item 2(c). Citizenship
     I, II, III & IV            Singapore
Item 2(d). Title of Class of Securities
     American Depositary Shares
Item 2(e). CUSIP Number
     00507E107
Item 3. If this statement is filed pursuant to Rules 13d-1(b) or 13d-2(b) or (c), check whether the person filing is a
     N.A.

If this statement is filed pursuant to Rule 13d-1(c), check this box.	☑

Item 4. Ownership
     The aggregate number of securities and percentage of the class of securities of the Issuer beneficially owned by each Reporting Person named in Item 2(a), as well as the number of securities as to which such person is deemed to have sole power to vote or to direct the vote, shared power to vote or to direct the vote, sole power to dispose or to direct the disposition, shared power to dispose or direct the disposition, is set forth in the following table:

	No of Securities	Power to Vote		Power to Dispose
Person	Beneficially Owned	Sole	Shared	Sole	Shared

Tetrad Ventures Pte Ltd	0	0	0	0	0

GIC Special Investments Pte Ltd	0	0	0	0	0

Government of Singapore Investment Corporation Pte Ltd	0	0	0	0	0

Government of Singapore	0	0	0	0	0

Total (all Reporting Persons)	0	0	0	0	0
The reporting persons disclaim membership in a group.
Item 5. Ownership of Five Percent or Less of a Class
If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following ☑.
Item 6. Ownership of More than Five Percent on Behalf of Another Person
     N.A.
Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company
     N.A.
Item 8. Identification and Classification of Members of the Group
     N.A.

Item 9. Notice of Dissolution of Group
     N.A.
Item 10. Certification
     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.
Material to be Filed as Exhibits
1. Power of Attorney by Minister for Finance, Singapore dated 5 March 1998.
(incorporated by reference to Exhibit No. 1 to Schedule 13G, dated March 23, 1998 regarding SPDR Trust Series 1).

Signature
     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date October 30, 2009	Tetrad Ventures Pte Ltd
	By:	/s/ Kunnasagaran Chinniah
Kunnasagaran Chinniah
Director

GIC Special Investments Pte Ltd
	By:	/s/ Ng Kin Sze
Ng Kin Sze
Managing Director

Government of Singapore Investment
Corporation Pte Ltd

By:	/s/ Ng Kin Sze	/s/ Teh Kok Peng

	Ng Kin Sze	Teh Kok Peng
	Managing Director	President of GICSI

Government of Singapore
by Government of Singapore Investment
Corporation Pte Ltd, its attorney-in-fact

By:	/s/ Ng Kin Sze	/s/ Teh Kok Peng

	Ng Kin Sze	Teh Kok Peng
	Managing Director	President of GICSI